SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K




                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                   May 8, 2003
                ------------------------------------------------
                Date of Report (Date of Earliest Event Reported)



                                EQUITY INNS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



         Tennessee                       01-12073                 62-1550848
----------------------------       ---------------------     -------------------
(State of Other Jurisdiction       (Commission File No.)       (I.R.S. Employer
       of Incorporation)                                     Identification No.)


                            7700 Wolf River Boulevard
                           Germantown, Tennessee 38138
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (901) 754-7774
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)





                                       N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 9.  REGULATION FD DISCLOSURE

Issuance of Press Release Regarding Earnings for First Quarter 2003

This Current Report on Form 8-K and the earnings press release attached hereto are being furnished by Equity Inns, Inc. (the "Company") pursuant to Item 9 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and Item 12 of Form 8-K, in accordance with SEC Release Nos. 33-8216; 34-47583, insofar as they disclose historical information regarding the Company's results of operations or financial condition for the three months ended March 31, 2003.

On May 8, 2003, Equity Inns, Inc. issued a press release describing its first quarter 2003 results. The press released is furnished herewith as Exhibit A and incorporated herein by reference.

In accordance with General Instruction B.2 and B.6 of Form 8-K, the information in the Current Report on Form 8-K, including Exhibit A, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EQUITY INNS, INC.



May 8, 2003                                /s/Donald H. Dempsey
-----------                                -------------------------------------
                                           Donald H. Dempsey
                                           Executive Vice President, Secretary,
                                           Treasurer and Chief Financial Officer

                                LIST OF EXHIBITS

Exhibit A

On May 8, 2003, Equity Inns, Inc. issued the following press release describing its first quarter 2003 results.


                   EQUITY INNS ANNOUNCES FIRST QUARTER RESULTS

       -First quarter Funds From Operations of $0.17 meets consensus estimates- -Refining Full Year 2003 Financial Guidance-


GERMANTOWN, TN, May 8, 2003 - Equity Inns, Inc. (NYSE: ENN), a premier hotel real estate investment trust (REIT), today announced its results for the first quarter ended March 31, 2003.

Net loss to common shareholders for the first quarter 2003 was $1.7 million, or $0.04 per diluted share compared to net loss of $2.3 million, or $0.06 per diluted share for the first quarter 2002. The improvement was primarily derived from a $1.3 million gain on a previously announced sale of two assets.

Highlights for the Quarter:

  o Funds From Operations per share of $0.17 met analysts' consensus estimates
  o Market share increases in overall portfolio
  o Balance sheet remains strong - total debt-to-hotel cost level remains at 38%
  o Dividend of $0.13 per share in line with guidance

Funds from operations:

Funds from operations (FFO) for the first quarter 2003 were $7.0 million or $0.17 per share compared to FFO of $7.9 million or $0.21 per share for the period ended March 31, 2002. EBITDA was $15.3 million in the first quarter of 2003 versus $15.9 million in the same period last year. Equity Inns' FFO decrease is primarily the result of the Company's hotel portfolio RevPAR decreasing 2.2 percent to $46.89 from $47.92 in the first quarter versus the same period a year earlier. For the quarter, occupancy was relatively flat at
62.2 percent, compared to 62.5 percent while average daily rate (ADR) was down
1.7 percent to $75.33 compared to $76.60 in the first quarter of 2002.

The decrease in FFO was primarily due to a combination of the RevPAR decrease and higher property operating costs. Specifically, increased payroll and benefits, utility and weather related costs, insurance costs and other hotel operating costs that were partially reinstated post - September 2001, contributed to the FFO decline. These were partially offset by reduced interest expense related to the Company's lower debt levels and increased tax benefits related to the taxable REIT subsidiary.

For January, February and March, Equity Inns' RevPAR decreased 3.1 percent, 2.9 percent, and 0.7 percent respectively, compared to the same periods last year. Additionally, the shift of Easter from March 2002 to April 2003 caused April RevPAR to decrease preliminarily by 3.5% against an industry performance decrease of 4-6%. However, when March and April results are combined, average RevPAR decreased by 1.9%.

While industry RevPAR declined 1.6% as compared to the first quarter of 2002, more than 44% of Equity Inns' hotels had positive RevPAR growth in the first quarter. During the quarter, three of our regions, representing over 50% of the portfolio, generated positive increases in RevPAR. These included the East South Central, and the South Atlantic, both up 2.1% and the Mountain region up 1.6%, while other regions did not perform as well.

The Company's ongoing strategy of driving occupancy resulted in approximately 45% of its hotels posting an occupancy increase, as compared to the same period last year. Along with utilizing selective opportunities to increase ADR, better-positioned assets should drive results once the economy stabilizes. More than 10% of the portfolio produced double-digit occupancy growth, while 15% had double-digit RevPAR increases.

Phillip H. McNeill, Sr., Chairman of Equity Inns stated, "We are pleased that our first quarter results met expectations. While the economy showed some positive signs, it continued to struggle as consumer confidence hit a 10-year low. In our view, geopolitical uncertainty continued to negatively impact business and air travel, but we responded by executing on our plans and moving ahead. Equity Inns continues to adapt to the business environment and to meet the everyday challenges facing the lodging industry. In difficult times, our platform of diversity, positions the Company to minimize the impact any one region or property can have on the overall performance of the portfolio. Due to the balance of Equity Inn's revenue mix the Company is usually able to absorb the impact of industry volatility."

Operating Margins:

The hotel gross operating profit (GOP) margin for the quarter ended March 31, 2003 was 36.9 percent versus 39.7 percent in the same period of 2002. GOP margin is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees divided by hotel revenues. The reduction in GOP margin in the quarter came primarily from the decline in revenue and increased operating expenses, specifically insurance, payroll and benefits.

Howard Silver, President and COO commented "Our strategy of minimizing the volatility of our portfolio and providing stable results over the long run was put to the test this quarter as we dealt with some unusual challenges. Faced with rising costs, pressured margins, fledgling demand and an inability to sustain rate increases across the entire portfolio, we focused on effectively controlling costs to partially offset the impact. After more than a year and half of running on a lean operating budget we deemed it necessary to start reinvesting in our personnel and our hotel assets in 2003 knowing that these are the ultimate drivers of our revenue. While it is difficult to balance our operating expenses in a declining demand environment, it is the prudent course to follow as we are committed to improving long-term valuation for shareholders."

Mr. Silver continued, "Equity Inns' diversity helps minimize the volatility of its results. A key factor is that in any one-quarter, a region, brand or individual property's performance may be up or down, but there are plenty of other assets to offset those effects. The fact that we are the largest owner of Hampton Inns in the country helps provide stabilization for the Company. Of all the major brands in the industry, only Hampton Inns had positive RevPAR growth in 2002 and in 1991 during the Gulf War."

Capital Structure:

At March 31, 2003, Equity Inns had reduced its debt outstanding by $2.7 million to $360.2 million, which included $87.7 million drawn under its $125 million line of credit. The weighted average life of the Company's fixed rated debt was six years. The Company's total debt represented approximately 38.4 percent of the cost of hotels.

Mr. McNeill, Sr. concluded, "These are uncertain times, and we are not insulated from macro-economic forces, but our best course for the Company is to focus on the events we can control and conservatively operate our business. We'll continue to improve our capital structure, and focus on executing to the best of our abilities. We are confident that going forward, our asset and brand mix position Equity Inns to generate consistent RevPAR and FFO results. We remain guarded in our expectations for 2003, but believe strongly that the Company is positioned to benefit as the economy turns."

Dividend:

The level of Equity Inns' common dividend will continue to be determined each quarter, based upon the operating results of that quarter, economic conditions, and other operating trends. For the first quarter, Equity Inns paid a $0.13 common dividend per share.

2003 Guidance:

The Company also refined guidance for fiscal 2003 taking into account the uncertainty of the economy, the lingering effects of the war in Iraq and necessary expense increases. Based on these factors, the Company expects 2003 FFO now to be in the $0.85 to $0.96 per share range, including a $0.15 to $0.18 per share income tax benefit. Management also assumes a RevPAR range of negative 3% to a positive 2% for the year. The Company is currently anticipating 2003 capital expenditures of approximately $15-$16 million.

In addition, Equity Inns believes that its 2003 results will follow historical quarterly FFO results, with the second quarter contributing approximately 29% to 30%, the third quarter 32% to 33% and the fourth quarter 18% to 19%. Subsequently, for the second quarter ending June 30, 2003, Equity Inns expects FFO to be in the $0.24 to $0.28 per share range, including a $0.04 - $0.05 per share income tax benefit.

Equity Inns will hold a conference call and Webcast today to discuss the Company's first quarter results after the close of the market on Thursday, May 8th, 2003, at 4:30 p.m. (Eastern Daylight Time). Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Company's website at http://www.equityinns.com and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's web site for seven days following the call. A recording of the call also will be available by telephone until midnight, Thursday, May 22, 2003, by calling (877) 519-4471, or (973) 341-3080 for International participants. The pass code is 3836752#.

Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate, believe, estimate, expect, intend, will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the company's actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism of war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors, may affect the company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the company's periodic filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated March 27, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Funds from operations (FFO) is a non-GAAP financial measure. The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures. For the periods presented, depreciation, gains and losses from sales of property and minority interest were the Company's only adjustments to net income for the definition of FFO. The Company's computation of FFO may not be comparable to the NAREIT definition or to FFO reported by other REITs. FFO should not be considered an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments with respect to indebtedness on the hotels. The Company believes that the results of its operations for the three months ended March 31, 2003 and 2002 are presented in compliance with the NAREIT definition of FFO.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 95 hotels with 12,210 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.



CONTACT: Equity Inns, Inc.
         Howard Silver, 901/754-7774
                     Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203/222-9013 ext. 238

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                             March 31,              December 31,
                                                               2003                     2002
                                                           ------------             ------------
                                                           (unaudited)
ASSETS
Investment in hotel properties, net                        $723,822,053             $740,145,842
Cash and cash equivalents                                     9,207,020                5,916,209
Accounts receivable, net                                      5,204,751                4,142,901
Notes receivable, net                                         1,335,025                1,335,025
Deferred expenses, net                                        8,139,803                8,743,477
Deferred tax asset                                           12,119,000                9,777,000
Deposits and other assets                                     4,130,275                4,391,484
                                                           ------------             ------------

       Total assets                                        $763,957,927             $774,451,938
                                                           ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Debt                                                       $360,202,689             $362,881,131
Accounts payable and accrued expenses                        26,896,846               27,817,365
Distributions payable                                         6,508,576                6,505,528
Interest rate swaps                                           2,372,466                2,198,809
Minority interest in Partnership                              8,404,081                8,781,685
                                                           ------------             ------------

       Total liabilities                                    404,384,658              408,184,518
                                                           ------------             ------------

Commitments and contingencies

Shareholders' equity:

Preferred Stock, $.01 par value, 10,000,000 shares
  authorized, 2,750,000 shares issued and outstanding        68,750,000               68,750,000
Common Stock, $.01 par value, 100,000,000
  shares authorized, 41,268,167 and 41,220,639
  shares issued and outstanding                                 412,682                  412,206
Additional paid-in capital                                  446,107,647              445,793,107
Treasury stock, at cost, 747,600 shares                      (5,173,110)              (5,173,110)
Unearned directors' and officers' compensation                 (439,838)                (545,528)
Distributions in excess of net earnings                    (147,711,646)            (140,770,446)
Accumulated other comprehensive income:
  Unrealized loss on interest rate swaps                     (2,372,466)              (2,198,809)
                                                           ------------             ------------

       Total shareholders' equity                           359,573,269              366,267,420
                                                           ------------             ------------

Total liabilities and shareholders' equity                 $763,957,927             $774,451,938
                                                           ============             ============

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                               For the Three Months Ended
                                                                         March 31,
                                                              2003                     2002
                                                          -----------              -----------
Revenue:
   Rooms                                                  $51,893,675              $52,745,752
   Other operating departments                              2,598,893                2,587,937
   Other revenue                                              106,463                  197,969
                                                          -----------              -----------
           Total revenue                                   54,599,031               55,531,658

Operating costs and expenses:
   Rooms                                                   14,838,153               14,710,739
   Other operating departments                              1,988,108                1,840,720
   Property operating costs                                16,973,615               16,825,957
   Property taxes and insurance                             4,660,261                4,346,775
   Depreciation                                             9,953,906               10,241,581
   Amortization of franchise fees                              75,963                   87,174
   General and administrative:
       Stock based or non-cash compensation                   131,735                  171,509
       Other general and administrative expenses            1,835,006                1,535,621
   Rental expense                                             222,787                  329,718
                                                          -----------              -----------
           Total operating expenses                        50,679,534               50,089,794
                                                          -----------              -----------

Operating income                                            3,919,497                5,441,864

   Amortization of debt costs                                 505,575                  511,035
   Interest                                                 7,119,650                7,443,075
                                                          -----------              -----------

Loss from continuing operations before minority
   interest and income taxes                               (3,705,728)              (2,512,246)

   Minority interest                                          (48,469)                 (73,381)
   Income tax benefit                                       2,342,000                1,804,000
                                                          -----------              -----------

Loss from continuing operations                            (1,315,259)                (634,865)

   Gain on sale of hotel properties                         1,274,544
                                                          -----------              -----------

Net loss                                                      (40,715)                (634,865)

   Preferred stock dividends                                1,632,813                1,632,813
                                                          -----------              -----------

Net loss applicable to common shareholders                $(1,673,528)             $(2,267,678)
                                                          ===========              ===========

Net loss per common share                                 $     (0.04)             $     (0.06)
                                                          ===========              ===========

Weighted average number of common shares                   40,512,582               37,054,812
                                                          ===========              ===========

               RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS
                                   (unaudited)

The following is a reconciliation of net loss to Funds From Operations:

                                                                For the Three Months Ended
                                                                         March 31,
                                                           -------------------------------------
                                                               2003                      2002
                                                           -----------              ------------
Net loss                                                   $  (40,715)              $  (634,865)

Less:
   Preferred stock dividends                               (1,632,813)               (1,632,813)
   Gain on sale of hotel properties                        (1,274,544)

Add:
   Minority interest in partnership                           (48,469)                  (73,381)
   Depreciation of buildings, furniture
     and fixtures                                           9,953,906                10,241,581
                                                           ----------               -----------

Funds From Operations                                      $6,957,365               $ 7,900,522
                                                           ==========               ===========

Weighted average number of outstanding
   shares of Common Stock and Units of
   Partnership                                             41,685,927                38,253,888
                                                           ==========                ==========

Funds From Operations per Share and Unit                   $     0.17               $      0.21
                                                           ==========               ===========

                      RECONCILIATION OF NET LOSS TO EBITDA
                                   (unaudited)

The following is a reconciliation of net loss to EBITDA:

                                                               For the Three Months Ended
                                                                          March 31,
                                                          --------------------------------------
                                                              2003                      2002
                                                          ------------              ------------
Net loss                                                  $   (40,715)              $  (634,865)

Add:
   Minority interest in partnership                           (48,469)                  (73,381)
   Depreciation of buildings, furniture
     and fixtures                                           9,953,906                10,241,581
   Interest                                                 7,119,650                 7,443,075
   Amortization of deferred expenses and
     unearned compensation                                    687,228                   747,564

Less:
   Income tax benefit                                      (2,342,000)               (1,804,000)
                                                          -----------               -----------

EBITDA                                                    $15,329,600               $15,919,974
                                                          ===========               ===========


                                Equity Inns, Inc.
                First Quarter Year to Date 2003 Hotel Performance
                                   Same Store




                                                   RevPAR                          Occupancy                          ADR
                                             -----------------------         ---------------------           ---------------------
                              # of                          Variance                      Variance                        Variance
                             Hotels           2003          to 2002           2003        to 2002             2003        to 2002
                             ------          ------         --------         ------       --------           ------       --------

Portfolio                        94           $46.89         -2.2%             62.2%      -0.3 pts.            $75.33        -1.7%

Franchise
  AmeriSuites                    19           $46.11         -2.6%             64.7%       1.0 pts.            $71.26        -4.2%
  Comfort Inn                     3           $44.61          3.5%             57.0%      -0.3 pts.            $78.25         4.0%
  Hampton Inn                    47           $40.81         -2.2%             58.8%      -0.3 pts.            $69.44        -1.7%
  Holiday Inn                     5           $30.74          0.7%             49.9%      -0.2 pts.            $61.63         1.1%
  Homewood Suites                 9           $69.32          1.6%             71.5%      -0.1 pts.            $96.97         1.8%
  Residence Inn                  11           $61.84         -7.0%             71.8%      -3.2 pts.            $86.13        -2.9%

Manager
  Crestline                       2           $48.07        -13.4%             56.9%     -12.4 pts.            $84.44         5.5%
  Crossroads                     52           $47.07         -1.0%             62.3%      -0.3 pts.            $75.54        -0.6%
  Hilton                         18           $44.25         -2.7%             58.8%      -1.2 pts.            $75.24        -0.8%
  Prime                          19           $46.11         -2.6%             64.7%       1.0 pts.            $71.26        -4.2%
  Waterford                       3           $62.08         -5.2%             68.8%       3.8 pts.            $90.26       -10.4%

Region
  East North Central             14           $42.98         -1.8%             54.2%      -1.8 pts.            $79.32         1.4%
  East South Central             13           $40.05          2.1%             60.2%       1.8 pts.            $66.59        -0.9%
  Middle Atlantic                 6           $56.81         -8.9%             63.5%      -2.3 pts.            $89.46        -5.6%
  Mountain                       10           $57.74          1.6%             70.8%       1.2 pts.            $81.59        -0.2%
  New England                     5           $49.51         -4.6%             59.2%      -0.1 pts.            $83.58        -4.4%
  Pacific Northwest               2           $60.53         -4.8%             67.6%       0.3 pts.            $89.56        -5.2%
  South Atlantic                 27           $47.75          2.1%             67.7%       2.3 pts.            $70.52        -1.4%
  West North Central              7           $41.52         -9.4%             55.7%      -3.7 pts.            $74.50        -3.3%
  West South Central             10           $40.46         -9.8%             57.5%      -5.5 pts.            $70.33        -1.2%

Type
  All Suite                      19           $46.11         -2.6%             64.7%       1.0 pts.            $71.26        -4.2%
  Extended Stay                  20           $65.50         -2.7%             71.6%      -1.7 pts.            $91.42        -0.4%
  Full Service                    5           $36.72          2.1%             52.1%      -0.9 pts.            $70.54         3.8%
  Limited Service                50           $40.48         -2.0%             58.5%      -0.2 pts.            $69.20        -1.7%